Exhibit 99.1

(1)
The James J. Cotter Living Trust (the “Trust”) is a trust organized under the laws of California. During the lifetime of Mr. James J. Cotter, Sr., the Trust was revocable by Mr. James J. Cotter, Sr., but the Trust became irrevocable upon the death of Mr. James J. Cotter, Sr. on September 13, 2014. The Trust serves as a vehicle for the management and distribution of the assets of Mr. James J. Cotter, Sr. According to a purported Amendment to the Trust signed on June 19, 2014 (“2014 Amendment”), the children of Mr. James J. Cotter, Sr., including Ms. Margaret Cotter, Ms. Ellen Cotter and Mr. James Cotter, Jr., serve as co-trustees of the Trust and therefore may be deemed to share voting and investment power over the shares of the Class A Non-Voting Common Stock and Class B Voting Common Stock directly beneficially owned by the Trust. In litigation filed in the Superior Court of the State of California, County of Los Angeles, captioned In re James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755) (“Trust Litigation”), Ms. Ellen Cotter and Ms. Margaret Cotter have challenged the validity of the 2014 Amendment; according to the pre-existing trust agreement, only Ms. Ellen Cotter and Ms. Margaret Cotter were named as co-trustees. Even under the 2014 Amendment, however, Ms. Ellen Cotter and Ms. Margaret Cotter, acting together as co-trustees of the Trust, have voting and investment power over the shares of the Class A Non-Voting Common Stock and Class B Voting Common Stock directly beneficially owned by the Trust. Ms. Margaret Cotter and Ms. Ellen Cotter disclaim beneficial ownership in Class A Non-Voting Common Stock and Class B Voting Common Stock reported herein, except to the extent of their respective pecuniary interest therein. The Class B Voting Common Stock is held for the benefit of Mr. James J. Cotter, Sr.’s grandchildren.  The extent of any pecuniary interest in any Class B Voting Common Stock owned by the Trust attributable to Ms. Margaret Cotter and Ms. Ellen Cotter as co-trustees of the Trust is dependent upon the outcome of the Trust Litigation.